Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports Second Quarter GAAP EPS from Continuing Operations of $0.42;

Adjusted EPS from Continuing Operations of $0.89

FORT LAUDERDALE, Fla., August 1, 2019 – MEDNAX, Inc. (NYSE: MD), the national health solutions partner specializing in neonatology, anesthesiology, radiology, maternal-fetal medicine, other pediatric services, and management services, today reported earnings from continuing operations of $0.42 per diluted share for the three months ended June 30, 2019. On a non-GAAP basis, MEDNAX reported Adjusted EPS from continuing operations of $0.89.

For the 2019 second quarter, MEDNAX reported the following results from continuing operations:

•	Net revenue of $868 million;

•	Net income of $36 million; and

•	Adjusted EBITDA of $131 million.

“Our operating results for the second quarter were in line with our expectations,,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We continued to execute on our transformational and operating initiatives to address a challenging revenue and cost environment, and are now fully resourced to pursue those initiatives, in partnership with three best-in-class consulting firms. We have also taken steps both to flatten and to enhance our organizational structure, with the designation of leaders of each of our core medical groups – Women’s and Children’s services, Anesthesiology, and Radiology – reporting directly to me and key additions to a number of functional roles. Finally, we devoted the investment of our capital primarily to repurchasing our own stock and to our transformational activities. We believe this targeted commitment of our capital positions us well to generate enhanced shareholder value while accelerating our operational initiatives and enabling us to continue to take great care of our patients.”

Operating Results from Continuing Operations

MEDNAX’s net revenue for the three months ended June 30, 2019 was $868.3 million, compared to $865.0 million for the prior-year period. MEDNAX’s same-unit revenue increased by 1.6 percent, while growth attributable to recent acquisitions was offset by the non-renewal of certain contracts.

Same-unit revenue attributable to patient volume increased by 1.1 percent for the 2019 second quarter as compared to the prior-year period. Volumes increased across all service lines except for a modest decline in maternal-fetal medicine services. For the quarter, neonatal intensive care unit (NICU) patient days increased by 2.0 percent compared to the prior-year period, which reflects a modest increase in average rate of admission and a slight increase in total births at the hospitals where MEDNAX-affiliated practices provide neonatology services, partially offset by a slight decline in length of stay.

Same-unit revenue from net reimbursement-related factors increased by 0.5 percent for the 2019 second quarter as compared to the prior-year period. The net increase in revenue was primarily due to modest improvements in managed care contracting across all service lines.

The percentage of services reimbursed under government programs decreased by approximately 30 basis points for the second quarter compared with the prior-year period, reflecting a slightly favorable comparison for neonatology and other pediatric services, offset by a slightly unfavorable comparison for anesthesiology services.

For the 2019 second quarter, practice salaries and benefits expense was $609.0 million, compared to $593.0 million for the prior-year period. Practice salaries and benefits expense as a percentage of net revenue was 70.1 percent for the second quarter of 2019, compared to 68.6 percent for the prior-year period. This increase was primarily attributable to growth in clinician compensation expense at existing practices.

For the 2019 second quarter, general and administrative expenses were $103.5 million, as compared to $100.9 million for the prior-year period. General and administrative expenses as a percentage of net revenue was 11.9 percent for the second quarter of 2019, compared to 11.7 percent for the prior-year period.

As previously disclosed, MEDNAX has incurred and anticipates that it will continue to incur certain expenses related to transformational and restructuring activities. For the second quarter of 2019, these expenses totaled $27.5 million, which includes $15.4 million related to position eliminations and a one-time amortization acceleration specific to the expected non-renewal of a certain contract as well as $12.1 million related to external consulting costs for various process improvement and transformational activities.

Adjusted EBITDA from continuing operations, which is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, and transformational and restructuring related expenses was $131.0 for the 2019 second quarter, compared to $145.2 million for the prior-year period. Adjusted EBITDA from continuing operations as a percentage of net revenue was 15.1 percent for the second quarter of 2019, compared to 16.8 percent for the prior-year period. This decline primarily reflects the revenue and cost items detailed above, as well as the loss of the contribution from the previously noted non-renewal of certain contracts.

Depreciation and amortization expense was $19.8 million for the second quarter of 2019 compared to $20.3 million for the second quarter of 2018.

Interest expense was $31.1 million for the second quarter of 2019 compared to $21.6 million for the second quarter of 2018, due primarily to a higher effective interest rate on borrowings between the two periods. The increase in effective interest rate specifically reflects the impact of the Company’s issuance of senior notes in November of 2018 and February of 2019.

MEDNAX generated income from continuing operations of $35.5 million for the 2019 second quarter, or $0.42 per diluted share based on a weighted average 83.7 million shares outstanding. This compares with income from continuing operations of $74.8 million, or $0.80 per diluted share, for the 2018 second quarter, based on a weighted average 93.5 million shares outstanding. The decrease in weighted average shares outstanding is related to the impact of shares repurchased under an accelerated repurchase program completed in the fourth quarter of 2018, as well as through open market repurchase activity conducted during both 2018 and 2019.

For the second quarter of 2019, MEDNAX reported Adjusted EPS from continuing operations of $0.89, compared to $0.98 for the second quarter of 2018. For these periods, Adjusted EPS from continuing operations is defined as diluted income from continuing operations per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, and impacts from discrete tax events.

For the six months ended June 30, 2019 and 2018, MEDNAX generated revenue from continuing operations of $1.72 billion. Adjusted EBITDA from continuing operations for the six months ended June 30, 2019 was $235.9 million, compared to $267.7 million for the prior year. MEDNAX earned income from continuing operations of $77.2 million, or $0.91 per share, for the six months ended June 30, 2019, based on a weighted average 85.1 million shares outstanding, which compares to income from continuing operations of $134.8 million, or $1.44 per share, based on a weighted average 93.5 million shares outstanding for the first six months of 2018. For the six months ended June 30, 2019, MEDNAX reported Adjusted EPS from continuing operations of $1.54, compared to $1.80 in the same period of 2018.

Financial Position and Cash Flow – Continuing Operations

MEDNAX had cash and cash equivalents of $24.5 million at June 30, 2019, and net accounts receivable were $504.2 million.

During the second quarter of 2019, MEDNAX generated cash from continuing operations of $115.3 million, compared to $132.1 million during the second quarter of 2018. MEDNAX used $65.5 million during the second quarter of 2019 to fund repurchases of its common stock in open-market transactions. The Company also used $10.7 million to fund capital expenditures, and $11.4 million to fund acquisitions and to make contingent purchase price payments for previously completed acquisitions.

At June 30, 2019, MEDNAX had total debt outstanding of $2.1 billion, consisting of $1.75 billion in senior notes and approximately $351 million in borrowings under its revolving credit facility.

Discontinued Operations

The Company recorded an incremental non-cash impairment charge of $50.0 million, net of the related income tax benefit, during the three months ended June 30, 2019 to reduce the MedData net assets carrying value to fair value at June 30, 2019. The results for discontinued operations are provided in the financial tables of this press release.

2019 Third Quarter Outlook

For the 2019 third quarter, MEDNAX expects earnings per share from continuing operations will be in a range of $0.57 to $0.65 per diluted share and Adjusted EPS from continuing operations will be in a range of $0.88 to $0.96. The Adjusted EPS from continuing operations range excludes $0.11 per diluted share of estimated amortization expense, $0.07 per diluted share of estimated stock-based compensation expense and $0.13 per diluted share of third-party costs within transformational and restructuring related expenses.

This outlook assumes that total same-unit revenue growth for the three months ended September 30, 2019 will be in a range of one to three percent, compared to the prior-year period.

This outlook also assumes an effective tax rate for the third quarter of 2019 of 27.5 percent and average diluted shares outstanding of 83.2 million.

Additionally, for the 2019 third quarter, MEDNAX expects that Adjusted EBITDA from continuing operations will be between $130 million and $140 million, compared to the prior-year period Adjusted EBITDA from continuing operations of $129.7 million. For the 2019 third quarter, MEDNAX expects that Adjusted EBITDA from continuing operations will exclude roughly $15 million in third-party costs within transformational and restructuring expenses.

“We continue to anticipate that our aggregate investments in transformational and restructuring activities will total $75 million to $100 million, over the course of 2019 and 2020,” said Stephen D. Farber, Executive Vice President and Chief Financial Officer. “Meanwhile, the steps we have taken to flatten our organizational structure are designed to accelerate the speed to value of these investments, through streamlined decisionmaking and a full dedication of resources toward our broad scope of technology-enabled process enhancements and operational changes.”

2019 Full Year Outlook

MEDNAX is narrowing its outlook of 2019 Adjusted EBITDA from continuing operations to incorporate its results for the first half of the year and its outlook of operating trends for the second half of the year. The Company now anticipates that Adjusted EBITDA from continuing operations will bracket the lower end of its previous guidance range, or $505 million at the midpoint. This outlook is based on a number of factors, including the Company’s expectations of same-unit revenue growth, labor cost trends, and a lower level of acquisition activity in the year than previously contemplated.

“Our narrowed outlook for 2019 Adjusted EBITDA from continuing operations contemplates a margin for the year in the range of 14 to 15 percent,” added Mr. Farber. “Our commitment of both internal resources and those of our partners is fully focused on addressing the margin challenges inherent in our business, while our strong cash flow profile enables us to invest in our transformational initiatives while also undertaking shareholder-friendly activities.”

2018 Quarterly Financial Information

Quarterly financial information for continuing operations for the year ended December 31, 2018, including reconciliations of EBITDA and Adjusted EPS are available on the Company’s website at www.mednax.com/investors.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations to the most directly comparable GAAP measures for the three and six months ended June 30, 2019 and 2018 is provided in the financial tables of this press release. Additionally, the reconciliation of forward-looking Adjusted EBITDA from continuing operations to the most directly comparable GAAP measure is available on the Company’s website at www.mednax.com/investors. Forward-looking information for 2019 Adjusted EBITDA from continuing operations is provided only on a non-GAAP basis because a reconciliation to the most comparable GAAP financial measure, 2019 net income from continuing operations, is not available without unreasonable effort due to the unpredictable nature of the reconciling item for transformational and restructuring related expenses. MEDNAX believes that such item and, accordingly, the other items of the reconciliation, would require an unreasonable effort to forecast. MEDNAX believes that any such forecast would result in a broad range of projected values that would not be meaningful to investors.

Earnings Conference Call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 12:00 p.m. ET today through midnight ET August 15, 2019 by dialing 800.475.6701, access Code 470071. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of approximately 4,200 physicians in all 50 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to healthcare facilities and physicians in over 40 states through two complementary businesses, consisting of a management services company and a consulting services company. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K,filed with the Securities and Exchange Commission, and include the effects of economic conditions on MEDNAX’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; MEDNAX’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; MEDNAX’s ability to consummate the proposed disposition of MedData; the timing and contribution of future acquisitions; the effects of share repurchases; and the effects of MEDNAX’s shared services and operational initiatives.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net revenue	$868,309	$864,987	$1,719,492	$1,717,615

Operating expenses:
Practice salaries and benefits	608,962	593,047	1,230,501	1,197,004
Practice supplies and other operating expenses	28,016	28,329	53,807	55,730
General and administrative expenses	103,540	100,938	205,361	202,631
Depreciation and amortization	19,809	20,280	39,842	40,195
Transformational and restructuring related expenses	27,482	—	31,026	—

Total operating expenses	787,809	742,594	1,560,537	1,495,560

Income from operations	80,500	122,393	158,955	222,055
Investment and other income	1,222	1,225	2,869	2,699
Interest expense	(31,080)	(21,618)	(61,803)	(41,553)
Equity in earnings of unconsolidated affiliates	1,990	1,257	3,226	2,782

Total non-operating expenses	(27,868)	(19,136)	(55,708)	(36,072)

Income from continuing operations before income taxes	52,632	103,257	103,247	185,983
Income tax provision	(17,116)	(28,482)	(26,078)	(51,202)

Income from continuing operations	35,516	74,775	77,169	134,781
(Loss) income from discontinued operations, net of tax	(43,761)	4,637	(328,286)	8,059

Net (loss) income	$(8,245)	$79,412	$(251,117)	142,840

Income from continuing operations per common and common equivalent share (diluted)	$0.42	$0.80	$0.91	$1.44

(Loss) income from discontinued operations per common and common equivalent share (diluted)	$(0.52)	$0.05	$(3.86)	$0.09

Net (loss) income per common and common equivalent share (diluted)	$(0.10)	$0.85	$(2.95)	$1.53

Weighted average diluted shares outstanding	83,689	93,529	85,087	93,516

MEDNAX, Inc.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Income from continuing operations	$35,516	$74,775	$77,169	$134,781
Interest expense	31,080	21,618	61,803	41,553
Income tax provision	17,116	28,482	26,078	51,202
Depreciation and amortization	19,809	20,280	39,842	40,195
Transformational and restructuring related expenses	27,482	—	31,026	—

Adjusted EBITDA from continuing operations	$131,003	$145,155	$235,918	$267,731

MEDNAX, Inc.

Reconciliation of Diluted Income from Continuing Operations per Share to Adjusted Diluted Income from Continuing Operations per Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2019		2018
Weighted average dilutive shares outstanding	83,689		93,529
Income from continuing operations and diluted income from continuing operations per share	$35,516	$0.42	$74,775	$0.80
Adjustments (1):
Amortization (net of tax of $3,434 and $3,621)	9,052	0.11	9,546	0.10
Stock-based compensation (net of tax of $2,739 and $2,840)	7,222	0.09	7,487	0.08
Transformational and restructuring related expenses (net of tax of $7,558)	19,924	0.24	—	—
Net impact from discrete tax events	2,400	0.03	—	—

Adjusted income and diluted EPS from continuing operations	$74,114	$0.89	$91,808	$0.98

(1)

Tax rate of 27.5% was used to calculate the tax effects of the adjustments for the three months ended June 30, 2019 and 2018, respectively. The tax rate used for the three months ended June 30, 2019 excludes the impact of discrete tax events.

	Six Months Ended June 30,
	2019		2018
Weighted average dilutive shares outstanding	85,087		93,516
Income from continuing operations and diluted income from continuing operations per share	$77,169	$0.91	$134,781	$1.44
Adjustments (1):
Amortization (net of tax of $6,883 and $7,183)	18,376	0.22	18,938	0.20
Stock-based compensation (net of tax of $5,709 and $5,503)	15,241	0.18	14,509	0.16
Transformational and restructuring related expenses (net of tax of $8,455)	22,571	0.26	—	—
Net impact from discrete tax events	(2,391)	(0.03)	—	—

Adjusted income and diluted EPS from continuing operations	$130,966	$1.54	$168,228	$1.80

(1)

Tax rates of 27.3% and 27.5% were used to calculate the tax effects of the adjustments for the six months ended June 30, 2019 and 2018, respectively. The tax rate used for the six months ended June 30, 2019 excludes the impact of discrete tax events.

MEDNAX, INC. Balance Sheet Highlights (in thousands) (Unaudited)
	As of June 30, 2019	As of December 31, 2018
Assets:
Cash, cash equivalents and restricted cash	$40,242	$45,491
Investments	82,835	91,622
Accounts receivable, net	504,190	506,723
Other current assets	32,494	34,289
Intangible assets, net	286,101	313,165
Operating lease right-of-use assets	89,857	—
Goodwill, other assets, property and equipment	4,277,333	4,255,007
Assets held for sale	325,759	691,184

Total assets	$5,638,811	$5,937,481

Liabilities and shareholders’ equity:
Accounts payable and accrued expenses	$386,408	$448,567
Total debt, net	2,080,124	1,974,534
Operating lease liabilities	95,025	—
Other liabilities	323,945	367,067
Liabilities held for sale	28,282	59,429

Total liabilities	2,913,784	2,849,597
Total shareholders’ equity	2,725,027	3,087,884

Total liabilities and shareholders’equity	$5,638,811	$5,937,481